Exhibit 99.1

Sientra® Reports First Quarter 2015 Financial Results

Highlights

•                  Total net sales of $12.4 million, up 21.6% compared to first quarter 2014

•                  Sales organization expanded to 43 Plastic Surgery Consultants

•                  Cash and cash equivalents of $93.6 million as of March 31, 2015

Santa Barbara, CA — May 13, 2015 — Sientra, Inc. (NASDAQ: SIEN), a medical aesthetics company, today announced its financial results for the quarter ended March 31, 2015.

Hani Zeini, Founder, President and Chief Executive Officer of Sientra, said, “We began the year with 22% top-line year-over-year growth in our first quarter as we continue to expand the adoption of our differentiated breast implant technology.”

Mr. Zeini added, “In terms of commercial execution, during the quarter we expanded our sales organization and, as of March 31st, we had 43 Plastic Surgery Consultants compared to 37 in the prior year period. We experienced a continued positive reception and utilization of our smooth round breast implant line extension we launched late in 2014. Our product development efforts are continuing with a focus on delivering a more comprehensive product portfolio that will expand on our unique offering to board-certified plastic surgeons and their patients.  We remain on track to meet our full year 2015 net sales guidance of between $52.5 million and $54.0 million.”

Financial Review

Total net sales for the quarter ended March 31, 2015 were $12.4 million, an increase of $2.2 million or 21.6% compared to total net sales of $10.2 million for the same period in 2014. The increase was primarily driven by sales of the Company’s breast products in the U.S. resulting from the expansion of the sales organization, increased marketing activities and greater familiarity with Sientra products by Board-certified plastic surgeons.

Gross profit for the first quarter of 2015 was $9.2 million, or 74.0% of net sales, compared to gross profit of $7.7 million, or 74.8% of net sales, for the same period in 2014. The decrease in gross margins was primarily due to manufacturing cost increases and targeted pricing programs.

Operating expenses for the first quarter of 2015 were $11.8 million, an increase of $2.8 million or 31.0%, compared to operating expenses of $9.0 million for the same period in 2014.  The increase is primarily due to greater employee headcount and public company related costs.

Net loss for the first quarter of 2015 was $3.4 million, compared to $1.0 million for the same period in 2014.

The Company had $93.6 million in cash and cash equivalents as of March 31, 2015.

Full Year 2015 Financial Outlook

The Company is reiterating its financial guidance for full year 2015, as follows:

•                  Net sales in the range of $52.5 million to $54 million

•                  Gross margin of approximately 73%

•                  Total sale representative count expanding to 47

Conference Call

Sientra will hold a conference call today at 1:30 p.m. PT/4:30 p.m. ET to discuss the results. The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 37268310.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting today at 4:30 p.m. PT/7:30 p.m. ET, through approximately midnight on May 14, 2015.  To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, and use the replay conference ID 37268310.  The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the future performance of Sientra that are based on management’s current assumptions and expectations of future events and trends and involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Sientra’s ability to successfully commercialize its products, market acceptance of its products, market opportunities and ability to achieve expected growth, sales and financial results and such statements are subject to risks and uncertainties. The Company’s business, strategy, operations or financial performance, and actual results may differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to the Company’s short operating history, the Company’s ability to generate sufficient revenue and maintain profitability, the Company’s reliance on sales of its breast products, reliance on sole-source manufacturing, and the competitive and regulatory environment. All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements.

More information about factors that could affect the Company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K at http://investors.sientra.com/financial-info/sec-filings/default.aspx or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the Company on the date hereof, and except to the extent required by law, Sientra assumes no obligation to update such statements.

Investor Contacts:

The Ruth Group

Nick Laudico / Courtney Dugan

(646) 536-7030 / (646) 536-7024

IR@Sientra.com

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$93,586	$96,729
Accounts receivable, net	5,647	5,198
Inventories, net	19,568	20,174
Prepaid expenses and other current assets	1,892	1,782
Total current assets	120,693	123,883
Property and equipment, net	786	555
Goodwill	14,278	14,278
Other intangible assets, net	99	114
Other assets	248	248
Total assets	$136,104	$139,078
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$6,074	$3,757
Accounts payable	1,795	2,589
Accrued and other current liabilities	5,446	5,772
Customer deposits	9,295	8,614
Total current liabilities	22,610	20,732
Long-term debt, net of current portion	19,481	21,671
Warranty reserve and other long-term liabilities	1,177	1,036
Total liabilities	43,268	43,439
Stockholders’ equity:
Total stockholders’ equity	92,836	95,639
Total liabilities and stockholders’ equity	$136,104	$139,078

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net sales	$12,434	$10,228
Cost of goods sold	3,237	2,574
Gross profit	9,197	7,654
Operating expenses:
Sales and marketing	6,854	5,574
Research and development	1,256	1,193
General and administrative	3,721	2,267
Total operating expenses	11,831	9,034
Loss from operations	(2,634)	(1,380)
Other (expense) income, net:
Interest expense	(668)	(431)
Other (expense) income, net	(82)	809
Total other (expense) income, net	(750)	378
Loss before income taxes	(3,384)	(1,002)
Income taxes	—	—
Net loss	$(3,384)	$(1,002)
Basic and diluted net loss per share attributable to common stockholders	$(0.23)	$(4.82)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	14,923,136	207,786